Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated April 9, 2009
News Release
Visit our web site at: www.streamlinehealth.net

COMPANY CONTACT:	INVESTOR CONTACT:
J. Brian Patsy	Joe Diaz, Robert Blum or Joe Dorame
Chief Executive Officer	Lytham Partners, LLC
(513) 794-7100	(602) 889-9700
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH SOLUTIONS, INC.
REPORTS FOURTH QUARTER RESULTS
Cincinnati, Ohio — April 9, 2009 -— Streamline Health Solutions, Inc. (Nasdaq
CM: STRM) today announced financial results for the fourth quarter and the fiscal year 2008, ended January 31, 2009.
Reflective of the Company’s shift to the Software as a Service (SaaS) recurring revenue model, highlights of the fiscal year 2008 included:
•	SaaS-based hosting backlog increased to $13 million compared to $3 million at the end of the previous year; a 330% increase;

•	Total Company backlog increased 64% to $26.2 million;

•	The Company expects approximately 50% of the total backlog to be recognized as revenue in fiscal 2009;

•	The Company was awarded 10 new contracts during fiscal 2008 that added approximately $17 million to revenue and backlog over the life of those contracts, compared to 4 new contracts in fiscal 2007; 8 of the 10 new contracts were hosting contracts;

•	Recent cost reduction initiatives are generating in excess of $700 thousand in quarterly savings, exclusive of variable cost of sale expenses, capitalized software amortization and minor increases in headcount and operating expenses planned in fiscal 2009; and.

•	The Company was cash flow positive for the fiscal year.

Revenues for the fourth quarter of 2008 were $3.4 million compared to $5.7 million in the fourth quarter in 2007, which benefited from a large system sale of nearly $1.9 million through one of the Company’s remarketing partners. Net loss for the fourth quarter of 2008 was $146,000, or $(0.02) per fully diluted share, compared to net income of $776,000, or $0.08 per fully diluted share, in the fourth quarter of 2007.
During the fourth quarter of 2008, two new hosting contracts were signed and one existing application-hosting contract was renewed. These contracts expand the Company’s backlog by approximately $1.1 million in future hosting revenues.
J. Brian Patsy, Chief Executive Officer of Streamline Health, commented, “We continue to make progress in strategically shifting our business toward our SaaS-based hosted model and the recurring revenue benefit that it will provide. During fiscal year 2008, we increased our backlog by 64 percent to $26.2 million. Based on all our contracts in place as of today, our anticipated recurring revenue, backlog fulfillment and scheduled professional services revenue for fiscal 2009 is in the $16 million to $17 million range, exclusive of any generated new business. We believe that the stage is now set for consistently improving operational and financial performance going forward. The trade-off in focusing on SaaS-based hosted model is giving up short-term revenue recognition in return for achieving long-term revenue visibility. While the challenges endured in 2007 and 2008 were significant and sometimes painful, as we executed this strategic shift, we believe that the more predictable nature of our business going forward justifies confronting those challenges.”
“Furthermore,” Mr. Patsy added, “we have signed another major new international contract, within the past 30 days, to implement our next generation workflow solutions at another large public sector health network in Canada. This is the second major contract obtained through our partnership with Telus Health — backed by Emergis. We are very excited about our expanding international opportunities through our Telus Health relationship, and we hope to announce specific details concerning this impressive win in the very near future.”
“Looking ahead,” Mr. Patsy continued, “the Obama Administration has prioritized the further development and rapid adoption of electronic health records (EHR) by hospitals and physician practices in order for those organizations to operate more effectively while cutting healthcare costs. The recently passed Stimulus Bill has earmarked up to $19 billion to dramatically increase health information technology investments throughout the entire healthcare industry. This bodes well for our business going forward as we anticipate greater demand and additional federally initiated sources of funding for health information technology investments by our clients and prospective clients. Our solutions are complementary to hospital organizations’ plans for EHR adoption.”

System sales for the fourth quarter of fiscal 2008 were $311,000, compared to $2.1 million in the fourth quarter of fiscal 2007. This decrease was primarily the result of a large system sale of nearly $1.9 million through one of the Company’s remarketing partners being recognized during the fourth quarter of fiscal 2007. Due to recessionary pressures, a similar large system sale which was expected to occur during the fourth quarter of 2008 was postponed indefinitely by our potential new customer. For the full year, system sales increased to $3.2 million versus $3.0 million the previous year.
Services, maintenance and support revenues for the fourth quarter of 2008 were $2.5 million versus $2.7 million in last year’s fourth quarter, a decrease of approximately $209,000, primarily as a result of delays in project management revenues. For the full year, services, maintenance and support revenues remained consistent at $10.1 million.
Application-hosting services revenues were $596,000 compared with $878,000 in the comparable quarter last year. This reduction in revenue was primarily due to the loss of a large hosted customer that built its own locally-installed solution and commenced operations in July, 2008. For the full year, application-hosting service revenues were $2.9 million versus $3.5 million the previous year. Revenue from hosted customers signed in recent quarters will commence over the next few quarters and the Company expects that approximately 85% of the quarterly revenue attributable to that lost client will be replaced by the hosting contracts entered into in fiscal year 2008.
Revenues for fiscal year 2008 were $16.3 million, compared to $16.7 million last year; a decrease of 2%. The Company reported a net loss for the year of $1.4 million, or $(0.15) per fully diluted share, compared with a loss of $736,000, or $(0.08) per fully diluted share last year. During the year the Company was awarded 10 new contracts, eight of which were application-hosting contracts that added approximately $17.0 million to revenue and backlog over the life of those contracts. That compares with four new contracts, one of which was an application-hosting contract, won in fiscal 2007 that generated $6.8 million in combined revenue and backlog.
Throughout the year the Company aggressively managed operating expenses as it executed its shift away from license software transactions to SaaS-based hosted contracts. Additionally, during the third quarter of fiscal 2008 the Company further reduced expenses in order to offset some of the effects of the slower revenue ramp-up and up-front cash needs of the application-hosting model. These actions are expected to lower the Company’s cost structure in fiscal 2009 in excess of $700 thousand per quarter exclusive of variable cost of sale expenses, capitalized software amortization, and planned minor increases in headcount and operating expenses planned in fiscal 2009.

Total backlog at the end of the year increased to $26.2 million, primarily as a result of the large increase in SaaS-based hosting services contracts throughout the year. This represents an increase in backlog of 64% or $10.2 million compared to the backlog at the end of fiscal year 2007 of $16.0 million.
Conference Call Information
The Company will conduct a conference call and web cast to review the results on Thursday, April 9 at 4:30 p.m. ET. Interested parties can access the call by dialing (877) 356-5706 or (706) 679-3820, or can listen via a live Internet web cast, which can be found at www.streamlinehealth.net. A replay of the call will be available by visiting www.streamlinehealth.net for 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 90553790, through April 11, 2009.
About Streamline Health
Streamline Health is a leading supplier of document workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, connectivity, optical character recognition (OCR) and business process integration.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician referral order processing, pre-admission registration scanning and signature capture, financial screening, perioperative processing, Recovery Audit Contractor (RAC) mitigation processing, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available through a Software as a Service (SaaS) model of delivery via the Company’s Remote Hosting Center that better matches customers’ capital or operating budget needs, or via a locally installed software licensing model.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention, and archiving. For additional information please visit our website at http://www.streamlinehealth.net.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995 Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect managements analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Financial Tables on Following Pages

STREAMLINE HEALTH SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
	2009		2008	2009	2008

Revenues:
Systems sales		$311,139	$2,111,003	$3,249,270	$3,016,095
Services, maintenance and support		2,469,215	2,678,009	10,124,829	10,125,485
Application-hosting services		595,856	877,967	2,911,559	3,543,067

Total revenues		3,376,210	5,666,979	16,285,658	16,684,647

Operating expenses:
Cost of systems sales		705,459	1,097,288	3,327,944	2,904,077
Cost of services, maintenance and Support		986,649	1,040,509	4,329,026	4,220,093
Cost of application-hosting services		323,880	264,766	1,207,590	1,083,141
Selling, general and administrative		1,322,142	1,717,199	6,503,465	6,048,214
Product research and development		169,961	766,354	2,264,332	3,132,809

Total operating expenses		3,508,091	4,886,116	17,632,357	17,388,334

Operating profit (loss)		(131,881)	780,863	(1,346,699)	(703,687)
Other income expense:
Interest income		39	4,697	7,865	22,256
Interest expense		(15,893)	(2,373)	(24,436)	(26,221)
Other expense		—	(4,964)	—	(16,510)

Earnings (Loss) before taxes		(147,735)	778,223	(1,363,270)	(724,162)
Tax (provision) benefit		1,800	(2,400)	(11,700)	(11,400)

Net earnings (loss)		$(145,935)	$775,823	$(1,374,970)	$(735,562)

Basic net earnings (loss) per common share	$	(0.02)	$0.08	$(0.15)	$(0.08)

Diluted net earnings (loss) per common share		$(0.02)	$0.08	$(0.15)	$(0.08)

Number of shares used in per common Share computation — basic		9,305,869	9,254,450	9,286,261	9,234,313

Number of shares used in per common Share computation — diluted		9,305,869	9,334,038	9,286,261	9,234,313

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	January 31,
	2009	2008

Assets

Current assets:
Cash	$3,128,801	$2,189,010
Accounts receivable, net of allowance for doubtful accounts of $100,000	1,328,508	2,832,852
Contract receivables	502,373	1,833,842
Prepaid hardware and third party software for future delivery	681,540	484,247
Prepaid other, including prepaid customer maintenance contracts	802,951	501,803
Deferred taxes	247,000	185,000

Total current assets	6,691,173	8,026,754

Property and equipment:
Computer equipment	2,475,928	2,235,104
Computer software	1,405,407	1,086,691
Office furniture, fixtures and equipment	737,344	731,346
Leasehold improvements	574,257	574,257

	5,192,936	4,627,398
Accumulated depreciation and amortization	(3,625,408)	(3,153,675)

	1,567,528	1,473,723
Contract receivables	321,500	—
Capitalized software development costs, net of accumulated amortization of $8,311,760 and $6,643,235, respectively	6,481,360	4,878,694
Other, including deferred taxes of $1,628,000 and $1,690,000, respectively	1,670,891	1,720,114

	$16,732,452	$16,099,285

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$759,577	$1,518,682
Accrued compensation	299,000	536,599
Accrued other expenses	472,113	521,210
Deferred revenues	5,941,837	5,183,333

Total current liabilities	7,472,527	7,759,824

Deferred revenues	1,313,977	—
Line of credit	800,000	—
Other	48,842	146,525

Total liabilities	9,635,346	7,906,349

Stockholders’ equity:
Convertible redeemable preferred stock, $.01 par value per share, authorized, 8,500 shares issued and outstanding (see above) 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value per share, 25,000,000 shares authorized, 9,354,782 and 9,260,320 shares issued, respectively	93,548	92,603
Additional paid in capital	35,820,417	35,542,222
Accumulated (deficit)	(28,816,859)	(27,441,889)

Total stockholders’ equity	7,097,106	8,192,936

	$16,732,452	$16,099,285

STREAMLINE HEALTH SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Fiscal Year
	2008	2007

Operating activities:
Net loss	$(1,374,970)	$(735,562)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,369,670	2,189,981
Impairment loss on capitalized software development costs	408,809	—
Loss on sale of fixed assets	—	16,510
Share-based compensation expense	158,747	142,642
Change in allowance for doubtful accounts	—	(100,000)
Change in assets and liabilities:
Accounts, contract and installment receivables	2,514,313	(373,060)
Other assets	(498,441)	(440,620)
Accounts payable	(759,105)	899,320
Accrued expenses	(286,697)	111,555
Deferred revenues	2,072,481	1,489,665

Net cash provided by operating activities	4,604,807	3,200,431

Investing activities:
Purchases of property and equipment	(794,950)	(715,053)
Proceeds from disposal of property and equipment	—	138,775
Capitalization of software development costs	(3,680,000)	(2,652,000)
Other	(110,459)	(66,537)

Net cash used in investing activities	(4,585,409)	(3,294,815)

Financing activities:
Proceeds from revolving credit facility	2,000,000	—
Repayment of long-term debt and revolving credit facility	(1,200,000)	(1,000,000)
Payment of capitalized leases	—	(147,051)
Proceeds from exercise of stock options and stock purchase plan	120,393	113,831

Net cash provided by (used in) financing activities	920,393	(1,033,220)

Increase (Decrease) in cash and cash equivalents	939,791	(1,127,604)
Cash and cash equivalents at beginning of year	2,189,010	3,316,614

Cash and cash equivalents at end of year	$3,128,801	$2,189,010

Supplemental cash flow disclosures:
Interest paid	$23,883	$27,832

Income taxes paid (refund)	$(3,278)	$9,202

At January 31, 2009, Streamline Health has master agreements, purchase orders or royalty reports from remarketing partners for systems and related services which have not been delivered, installed and accepted which, if fully performed, will generate future revenues of $26,179,296 compared with $22,843,684, $17,691,139 and $15,315,390 at the end of the third, second and first quarter as follows:

	January 31, 2009	October 31, 2008	July 31, 2008	April 30, 2008
Streamline Health Software Licenses	$1,027,454	$924,678	$1,980,874	$1,988,165
Custom Software	278,416	322,584	348,584	335,250
Hardware and Third Party Software	561,941	765,080	1,227,122	1,408,891
Professional Services	4,691,309	4,964,910	5,295,629	5,189,164
Application Hosting Services	13,042,472	12,895,837	4,604,815	2,355,997
Recurring Maintenance	6,577,704	2,970,595	4,234,115	4,037,923

TOTAL	$26,179,296	$22,843,684	$17,691,139	$15,315,390